Exhibit 10.63

ELECTRONIC TRADING AGREEMENT

BitGo Prime LLC, a Delaware limited liability company (“BitGo Prime”) and Gryphon Digital Mining, Inc. (“Counterparty” and “You”) (and, together with BitGo Prime, the “Parties” and each a “Party”) are entering into this Electronic Trading Agreement (“Agreement”) on 10/5/2021 (“Effective Date”) , that sets forth the terms and conditions under which BitGo Prime and Counterparty may purchase from and sell Digital Assets to each other ( “Trading Services”), each for its own benefit and account, as of the date set forth below.

1.	Introduction

Each Party has a general desire to consider entering spot Digital Asset purchase and sale transactions (“Transactions”) with the other Party. The specific terms of any such Transactions will separately be agreed directly between the Parties subject to the terms and conditions of this Agreement. To facilitate its Trading Services, BitGo Prime may provide Counterparty online access to its proprietary electronic trading system (the “Trading System”), with access to and use of the Trading System being subject to the terms and conditions of this Agreement.

Please read this Agreement carefully and retain it for future reference.

2.	Relationship of Parties

The Parties acknowledge and agree that when entering Transactions with each other, each Party will be transacting for its own account, in a principal capacity, and in an arm’s-length role in relation to each other. Neither Party will be providing any service to the other Party or to any other person or entity. Each Party will enter Transactions solely for its own respective benefit and not for the purpose of benefiting the other Party, such as by providing a service to the other Party. The Parties will not act as each other’s agent, fiduciary, or advisor and shall have no duties to each other, except to settle any agreed Transactions, and as otherwise specified in a written agreement signed by both Parties.

BitGo Prime may contemporaneously engage in offsetting Transaction(s) with a third party(ies) (a “Riskless Principal Transaction’), and when engaging in such Riskless Principal Transactions, BitGo Prime is not obligated to identify the ultimate source of liquidity. Rather, Counterparty will face BitGo Prime as the contra-party to every Transaction. Further BitGo Prime is not obligated to price a Transaction equal to a corresponding Riskless Principal Transaction. For more information, please read the Principal Trading Disclosure, which shall be incorporated into this Agreement by reference.

3.	Eligibility for Trading Services

To be eligible for Trading Services with BitGo Prime, a Counterparty must also have executed both (i) a Custodial Service Agreement and (ii) a Clearing and Settlement Addendum with BitGo Trust Company, Inc (“BitGo Trust”). BitGo Trust is an affiliate under common ownership as BitGo Prime. However, Counterparty agrees that its relationship with BitGo Trust is independent, separate, and apart from BitGo Prime. BitGo Trust offers custodial services, including clearing and settlement services (“BitGo Trust Settlement Services”) that are separate and apart from Trading Services offered by BitGo Prime. However, as explained herein this Agreement, the Parties utilize the BitGo Trust Settlement Services to settle Transactions – just as any two BitGo Trust clients can opt to do. BitGo Prime has built its Trading System to integrate with BitGo Trust Settlement Services. Counterparty agrees that BitGo Prime is not an agent of BitGo Trust and Counterparty further waives any any conflict of interest, whether actual, perceived, or potential, between BitGo Prime and BitGo Trust.

Counterparty further attests to a level of knowledge, experience, and trading sophistication that is appropriate to engage in the Trading Services, and further, assumes the risk that is inherent with such activity.

4.	Trading System

BitGo Prime may provide Counterparty access to its proprietary electronic trading system (the “Trading System”) for use in connection with the Trading Services, with access to and use of the Trading System being subject to the terms of this Agreement. The Trading System may include certain quoting and order entry functionality, with the availability and exact nature of these functionalities being subject to change at any time at the sole discretion of BitGo Prime.

Unless explicitly stated otherwise, prices communicated electronically by BitGo Prime do not constitute offers to trade but rather are indications of interest subject to further review by BitGo Prime. Your electronic trade request constitutes an electronic offer to execute a transaction. Upon receipt of your electronic offer to execute a transaction at a price and quantity, whether in response to an indication of interest or otherwise, BitGo Prime will determine whether, and at what price, to accept all or any part of your electronic offer, after assessing that electronic offer against a variety of pre-trade factors. These factors may include, among others, available inventory, liquidity, prevailing market prices, anticipated loss or gain based on BitGo Prime’s analysis of the market and the BitGo Prime’s trading experience with you and/or other market participants, credit and product terms and filters BitGo Prime may employ. These factors may be changed from time to time without notice to you and may differ from those applied to other counterparties. Due to the speed of the market and execution delays the price available for execution of any Transaction with you may change between the time of submission of your electronic trade request and the time that you receive a response to your electronic offer, even if the lapse of time is small. This may result in rejection of all or part of your electronic offer, including in cases where the market has moved favorably to you, even though we may choose to accept electronic offers where the market has moved favorably to us. If we determine to execute, the costs or benefits of any price changes may, in our discretion, be retained by us.

5.	Transaction Settlement

If BitGo Prime and Counterparty have agreed to terms (size, price and Digital Asset) through the Trading System, the Transaction is binding and final unless both Parties agree in writing otherwise. All Transactions shall utilize and be settled through the BitGo Trust Settlement Services.

In agreeing to terms of a Transaction, Counterparty further agrees to use Trading System to submit a settlement request to BitGo Trust that identifies BitGo Prime as the Settlement Partner and shall include the relevant terms of the Transaction including: the type of Digital Asset purchased or sold; the delivery time; and the purchase or sale price. BitGo Prime agrees to submit a corresponding and offsetting settlement request to BitGo Trust. Transactions may be settled on an aggregated or net basis.

6.	Transaction Limits

As prerequisite for the BitGo Trust Settlement Services, Counterparty must have sufficient funds or Digital Assets prior to completing the Transaction. BitGo Prime shall utilize the BitGo Trust Settlement Services to submit a balance inquiry to verify that Counterparty has a sufficient balance of funds or Digital Asset before executing a bona fide Transaction (a “Balance Inquiry’). Counterparty hereby expressly authorizes and consents to BitGo Prime’s use of such Balance Inquiries.

BitGo Prime may also develop and maintain filters to prevent Transactions that do not comply with financial, operational and risk control requirements.

7.	Use of the Trading Services.

BitGo Prime may at any time, in its sole discretion, restrict the number of Authorized Users.

BitGo Prime has no responsibility for the Counterparty’s inaccurate or improper use of Trading Services, including any messages not received by BitGo Prime, and Transactions may be executed on the terms actually received by BitGo Prime.

Counterparty may not make the Trading Services available in any form to any person or entity without the prior written consent of BitGo Prime. Counterparty may not rent, sublicense, sell or lease, directly or indirectly, the Trading System or any portion thereof to any third party, and may not alter, modify, decompile, disassemble, or reverse engineer the Trading System. Any attempt to use, copy, or convey the Trading System in a manner contrary to the terms of this Agreement or in competition with BitGo Prime or in derogation of BitGo Prime’s proprietary rights, whether such rights are stated herein or determined by law or otherwise, will result in this Agreement being automatically terminated and BitGo Prime shall have all rights and remedies available to it under applicable law, including without limitation, the right to immediate injunctive relief. Counterparty hereby acknowledges that all other remedies are inadequate.

Counterparty acknowledges that Transactions will be executed at the price agreed to, which may be different from the price at which the Digital Asset is trading in other markets or with other Counterparties when the Transaction is completed.

While BitGo Prime makes commercially reasonable efforts to ensure the quality of its Trading System, there always exists the risk of interruption or delay, system failure or errors in pricing, controls or design of the Trading System (collectively, a “System Failure”) that could expose you to substantial damage, expense or loss. For instance, in the event of a System Failure, it is possible that any new orders or trade requests cannot be entered, executed, modified or cancelled by you, or that acceptance or rejection of trade requests or reports of executions will not be communicated to you in a timely manner. The Trading System and Trading Services are being provided “as is,” and so to the extent permitted by applicable law, BitGo Prime will have no responsibility or liability whatsoever for any damage, expense or loss incurred due to a System Failure or otherwise arising out of the use of the Trading System, even where it may have been advised of the possibility thereof.

Regardless of any other provision of this Agreement, BitGo Prime has the right to suspend or terminate (at any time, with or without cause or prior notice) all or any part of the Trading Services, or Counterparty’s access thereto, for any reason, including but not limited to, changing the features or functionality of the Trading Services, or changing the limits on the trading Counterparty may conduct through the Trading Services, all without any liability to Counterparty. Counterparty understands it can have no expectation of any use or continued use of the Trading Services.

8.	License

BitGo Prime hereby grants Counterparty, for the term of this Agreement, a limited, non-exclusive, revocable, non-transferable and non-sublicensable license to use (and allow its Authorized Users to use) the Trading System pursuant to the terms of this Agreement. BitGo Prime or its licensors retain all rights, title and interest in and to the Trading System, including all source code, object code, data, information, copyrights, trademarks, patents, inventions and trade secrets embodied therein, and all other rights not expressly granted to Counterparty hereunder. Nothing in this Agreement constitutes a waiver of any of BitGo Prime’s rights under the intellectual property laws of the United States or any other jurisdiction or under any other federal, state, or foreign laws.

9.	Security and Access.

Counterparty may access the Trading Services only through use of one or more passwords, security devices or other access methods as prescribed by BitGo Prime (collectively, “Access Methods”). Counterparty is solely responsible for ensuring that Counterparty’s Access Methods are known to and used by only those users that Counterparty authorizes (“Authorized Users”). Counterparty agrees to comply with any procedures established by BitGo Prime for the preapproval and authorization of Authorized Users. Counterparty acknowledges that BitGo Prime, in its sole discretion, may deny access to the Trading Services to any user of Counterparty’s Access Methods. Counterparty will be (i) solely responsible for all acts or omissions of any person using the Trading Services through Counterparty’s Access Methods, (ii) solely responsible for any losses, damages or costs that Counterparty may incur as a result of errors made by, or the failure of, the software or equipment that Counterparty or any Authorized Users use to access the Trading Services, and (iii) without limitation of the foregoing or any other provision of this Agreement, bound by the terms of any and all Transactions executed and/or Trade Requests accepted through the Trading System using Counterparty’s Access Methods, in each case unless due to BitGo Prime’s willful misconduct. All transmissions generated by use of Counterparty’s Access Methods will be deemed to be authorized by Counterparty and made by an Authorized User whether or not BitGo Prime acknowledges receipt of such transmission and BitGo Prime shall be entitled to act in reliance on such deemed authorization, unless due to BitGo Prime’s willful misconduct. If any of Counterparty’s Access Methods have been modified, lost, stolen or compromised, Counterparty will promptly notify BitGo Prime. Upon receipt of this notice, such Access Methods will be cancelled or suspended as soon as is reasonably practicable, but Counterparty is responsible for any actions taken through the use of such Access Methods prior to such cancellation. Counterparty will immediately report any apparent malfunction or breach of security of which Counterparty becomes aware or experiences with the Trading Services. In the event of a dispute, BitGo Prime’s communications and transactions log of all Static Quotes, Streaming Quotes and CSF Quotes (each, a “BitGo Prime Quote”), Transactions and communications regarding Transactions by Counterparty or its Authorized Users or their Access Methods (the “Transactions Log”) will be conclusive evidence of the communications contained in them. Counterparty agrees not to contest the validity or enforceability of the Transactions Log in any legal proceedings between the Parties.

10.	Security Credentials

It is Counterparty’s sole responsibility to control, monitor, and restrict the methods it uses to access the System (“Access Methods”), including without limitation, all passwords and security devices. Counterparty shall be bound by all instructions communicated to the Trading System using Counterparty’s Access Methods, and BitGo Prime shall have no obligation to verify whether any such instruction has been duly authorized. If Counterparty learns that its Access Methods may have been compromised, Counterparty shall immediately notify BitGo Prime. Counterparty shall be responsible for any instructions sent using Counterparty’s Access Methods until Counterparty notifies BitGo Prime and BitGo Prime has disabled the compromised Access Methods.

11.	Reversals; Cancellations

Counterparty cannot cancel, reverse, or change any Transactions.

12.	Commissions and Fees

Counterparty shall not pay any commissions and transaction, processing and other fees, including federal, state, and local taxes.

13.	Statements and Receipts

BitGo Prime will provide you with confirmation of your trading activity by providing order confirmations, transaction receipts and confirmation of order cancellations (“Trading Activity Confirmations”). BitGo Prime will also provide you with periodic statements that contain information regarding your regarding your trading activity (“Statements”).

14.	Errors or Unauthorized Access

If you have any questions, concerns, feedback or complaints, including regarding any error that you believe has been made in transaction processing or on your Statement, contact us via mail at bp.liquidity@bitgo..com.

If you believe that there has been unauthorized access, please contact us immediately at support@bitgo.com.

If you believe there has been an error with any transaction we process or any of your Trading Activity Confirmations, Statements, or other record of transaction activity that we provide, you should immediately notify us, and we will promptly investigate and attempt to resolve your claim within thirty (30) calendar days unless we inform you otherwise. If you have a dispute with BitGo Prime, we will attempt to resolve any such disputes through our support team.

15.	Information Handling

BitGo Prime personnel may have access to, use and provide you and otherr counterparties with information on an anonymous and aggregated basis, including but not limited to, your orders (i.e., orders executed in full or part, cancelled, or expired), indications of interest, quotes, positions, trade and other data and analytics (collectively, “Anonymous and Aggregated Data”). This Anonymous and Aggregated Data may be used for market color reports, analytical tools, risk management strategies for market making and liquidity provision and other BitGo Prime products and services. The nature of any Anonymous and Aggregated Data provided to you may differ from that provided to other counterparties in terms of quantity, scope, methodology or otherwise and may be changed from time to time without notice to you. BitGo Prime maintains a “need to know” standard, which provides that access to your Counterparty-specific information is limited to those employees who have a “need to know” such information to perform their duties and to carry out the purpose for which the information is provided.

16.	Prohibited Use

Your access to the Trading Services and any transactions you make are subject to this Agreement, including the BitGo Prime Trading Rules, and BitGo Prime’s policies, each as amended from time to time. We reserve the right to monitor, review, retain and/or disclose any information as necessary to satisfy any applicable law, regulation, sanctions program, legal process or governmental request. You may not use your access to engage in any of the following activities (“Prohibited Use”):

▪	No Spoofing: Any Order that is not intended to be completed or is otherwise intended to abuse, manipulate, mislead or defraud other market participants, to delay or disrupt the Trading Services, or to disrupt the orderly conduct of trading or the fair execution of transactions in the Digital Asset market.

▪	Unlawful Activity: Activity which would violate, or assist in violation of any applicable federal, state or international law, statute, ordinance, or regulation, or a sanctions program administered in a country that BitGo Prime or its affiliates operate, including the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), or which would involve proceeds of any unlawful activity (including unlawful internet gambling) or the publishing, distribution, or dissemination of any unlawful material or information.

▪	Abusive Activity: Actions which impose an unreasonable or disproportionately large load on our infrastructure, or detrimentally interfere with, intercept, or expropriate any system, data, or information; transmit or upload any material that contains viruses, trojan horses, worms, or any other harmful or deleterious programs; attempt to gain unauthorized access to the Trading System, computer systems or networks connected to the BitGo Prime Site, through password mining or any other means; use information of another party to access or use the BitGo Prime Site; or transfer your access or rights to a third party, unless by operation of law or with the express permission of BitGo Prime.

▪	Abuse Of Other Users: Interfere with another individual’s or entity’s access to or use of any Trading Services; defame, abuse, extort, harass, stalk, threaten or otherwise violate or infringe the legal rights (such as, but not limited to, rights of privacy, publicity and intellectual property) of others; incite, threaten, facilitate, promote, or encourage hate, racial intolerance, or violent acts against others; harvest or otherwise collect information from the BitGo Prime Site about others, including email addresses, without proper consent.

▪	Fraud: Activity which operates to defraud BitGo Prime, BitGo Prime users, or any other person; provide any false, inaccurate, or misleading information to BitGo Prime.

17.	Digital Asset Software Protocols

You agree and acknowledge that BitGo Prime does not own or control the underlying software protocols that govern operation of the Digital Assets that are supported by the Trading Services. These software protocols are open source, meaning that anyone can use, copy, modify, and distribute them. You agree and acknowledge that (i) BitGo Prime is not responsible for operation of the underlying software protocols that govern the operation of the Digital Assets and (ii) BitGo Prime is not responsible for and cannot guarantee the ongoing functionality, security, or availability of the Digital Assets or the Digital Asset marketplace or Trading Venues. You further agree and acknowledge that the underlying software protocols governing the Digital Assets may be subject to sudden changes in operating rules due to the actions of third parties (“Forks”), and that Forks may have a material effect on the value, function, character or name of the Digital Assetst, or available for purchase or sale using the Trading Services. In the event of a Fork, BitGo Prime shall have the right, in its sole discretion and without prior notice, to temporarily suspend the Trading Services, and may determine it will not support any particular Fork in the underlying software protocols. BitGo Prime will notify you of any modifications to its Trading Services in connection with a Fork by posting on the BitGo Prime Site or emailing you. BitGo Prime is not responsible for, and you agree we are not liable for, any lost profits, trading losses or any other losses or damages that result from a change in the underlying software protocols of the Digital Assets or BitGo Prime’s determination to support or not support any modified software protocol.

18.	Provision of Market Data

We may convey to you by telephone, electronic, or other means the last sale transaction data, bid and asked quotations, news reports, analysts’ reports or research, or other information relating to Digital Assets and the Digital Assets markets (collectively referred to in this section as “market data”). We may charge a fee for providing these market data. We provide market data only for your internal use; you may not directly or indirectly copy, reproduce, sell, lease, market, retransmit, communicate, distribute or otherwise make available any portion, derivation or revision of market data in any medium, print or electronic, in any manner unless you have entered into a written agreement with the appropriate market data provider or have the express written consent of BitGo Prime.

However, the accuracy, completeness, timeliness, suitability for use, or correct sequencing of the market data is not guaranteed either by us or by the third-party market data providers and may include inaccurate, erroneous, incomplete or out-of-date information. In an effort to continue to provide you with complete and accurate information, information may be changed or updated from time to time without notice. Accordingly, you should verify all information before relying on it, and all decisions based on information that you obtain from or through us are your sole responsibility and we shall have no liability for such decisions. Furthermore, neither we nor the third-party market data providers will be liable for interruptions in the availability of market data or your access to market data.

The market data are provided “as is” and on an “as available” basis. There is no warranty of any kind, express or implied, regarding the market data, including any warranty of accuracy, completeness or timeliness. We are not responsible for, and you agree not to hold us liable for, lost profits, trading losses, or any other damages resulting from market data or your use thereof. In any case, our liability arising from any legal claim (whether in contract, tort, or otherwise) relating to the market data will not exceed the amount you have paid for use of the Trading Services. You agree that we may correct any execution reported to you that was based on inaccurate market data provided to us by a Digital Asset trading vendor, market center, or other providers.

19.	Disclaimer of Warranties

THE TRADING SERVICES ARE PROVIDED ON AN “AS IS” AND “AS AVAILABLE” BASIS WITHOUT ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS, IMPLIED OR STATUTORY. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, BITGO PRIME SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND/OR NON INFRINGEMENT. BITGO PRIME DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES THAT ACCESS TO THE BITGO PRIME SITE, ANY PART OF THE BITGO PRIME TRADING SERVICES, OR ANY OF THE MATERIALS CONTAINED THEREIN, WILL BE CONTINUOUS, UNINTERRUPTED, TIMELY, OR ERROR-FREE.

20.	Limitations of Liability

BITGO PRIME WILL NOT BE LIABLE TO YOU OR TO ANY THIRD PARTY FOR ANY EXPENSES, LOSSES, DAMAGES, LIABILITIES, DEMANDS, CHARGES, AND CLAIMS OF ANY KIND OR NATURE WHATSOEVER (INCLUDING ANY LEGAL EXPENSES AND COSTS OR EXPENSES RELATING TO INVESTIGATING OR DEFENDING ANY DEMANDS, CHARGES, AND CLAIMS) (COLLECTIVELY, “LOSSES”) IN CONNECTION WITH OR RELATED TO THE THE TRADING SERVICES, EXCEPT TO THE EXTENT SUCH LOSSES RESULT SOLELY FROM BITGO PRIME’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

WITHOUT LIMITATION OF THE FOREGOING, BITGO PRIME WILL NOT BE LIABLE FOR ANY LOSSES CAUSED DIRECTLY OR INDIRECTLY BY: GOVERNMENT RESTRICTIONS, EXCHANGE OR MARKET RULINGS, MARKET VOLATILITY OR DISRUPTIONS IN ORDER TRADING ON ANY EXCHANGE OR MARKET, SUSPENSION OF TRADING, WAR, STRIKES, SEVERE WEATHER, NATURAL DISASTERS, OTHER ACTS OF GOD, FAILURE OF COMPUTER OR OTHER ELECTRONIC OR MECHANICAL EQUIPMENT OR COMMUNICATION LINES, UNAUTHORIZED ACCESS, THEFT, OPERATOR ERRORS, ACTS OF TERRORISM, FAILURE OF THIRD PARTIES TO FOLLOW INSTRUCTIONS, ACTS OR OMISSIONS OF ANY TRADING VENUE OR OTHER CONDITIONS AND OCCURRENCES BEYOND OUR CONTROL.

BITGO PRIME WILL NOT BE LIABLE FOR ANY LOST PROFITS OR ANY SPECIAL, INCIDENTAL, INDIRECT, INTANGIBLE, OR CONSEQUENTIAL DAMAGES (INCLUDING TRADING LOSSES), WHETHER BASED IN CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY, OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGES OR OTHER LOSSES WERE REASONABLY FORESEEABLE. SOME JURISDICTIONS DO NOT ALLOW THE EXCLUSION OR LIMITATION OF INCIDENTAL OR CONSEQUENTIAL DAMAGES SO THE ABOVE LIMITATION MAY NOT APPLY TO YOU.

THE FOREGOING LIMITATIONS AND DISCLAIMERS, APPLY EQUALLY TO BITGO PRIME’S AFFILIATES AND SERVICE PROVIDERS, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, AGENTS, SERVICE PROVIDERS, EMPLOYEES OR REPRESENTATIVES, AND DO NOT APPLY WHERE LIMITED BY APPLICABLE LAW.

21.	Indemnification

Counterparty agrees to defend, indemnify and hold harmless BitGo Prime, its affiliates, licensors, and service providers, and each of its or their respective officers, directors, agents, service providers, employees and representatives, harmless from and against any and all claims, losses, liabilities, costs and expenses (including attorneys’ fees and any fines, fees or penalties imposed by any regulatory authority) arising out of or related to Counterparty’s breach of the Agreement or your violation of any law, rule or regulation, or the rights of any third party. This obligation will survive any termination of the Agreement.

22.	Taxes

It is your sole responsibility to determine whether, and to what extent, any taxes apply to any transactions you conduct through the Trading Services, and to withhold, collect, report and remit the correct amounts of taxes to the appropriate tax authorities.

23.	Termination

Regardless of any other provision of this Agreement, BitGo Prime has the right to change the nature or composition of the Trading Services at any time, without prior notice. However, we will use reasonable efforts to provide you advance notice of material changes. BitGo Prime may close or suspend access to the Trading System, or terminate or suspend your access to any feature, for cause, at any time, without prior notice. BitGo Prime has the right to close or suspend your access, or terminate or suspend your access to any feature, in its discretion without cause with 30 days prior notice. Such termination or suspension may include declining to accept orders or balance transfers, and cancelling transactions. Regardless of how or when your access is closed, you will remain responsible for all charges, debit items or other transactions you initiated or authorized, whether arising before or after termination. Final disbursement of assets may be delayed until any remaining obligations or indebtedness have been satisfied.

24.	Construction

As used in this Agreement, the words “including”, “includes” and their other derivations are nonexclusive and are in each case deemed to be followed by the words “without limitation.”

25.	Governing Law

All matters arising in connection with the Agreement and the Trading Services will be governed by and construed in accordance with the laws of California.

26.	Assignment

We may assign our rights and obligations under the Agreement without restriction, including to any subsidiary, affiliate, or successor by merger or consolidation. You may not assign your rights or obligation under this Agreement. Any attempted transfer or assignment by you in violation hereof will be null and void. Notwithstanding the foregoing, this Agreement is binding upon you and your heirs, executors, administrators, successors, and assigns.

27.	Entire Agreement

This Agreement and terms contained on the Trading Activity Confirmations, and any other statements and confirmations sent to you by or on behalf of BitGo Prime, together with BitGo Prime’s Terms & Conditions and Privacy Notice, comprise the entire understanding between you and BitGo Prime and supersedes all prior discussions, agreements and understandings, including any previous version of this Agreement. Section headings in the Agreement are for convenience only and shall not govern the meaning or interpretation of any provision of the Agreement.

28.	Amendments

We may amend or modify the Agreement by posting on the BitGo Prime Site or emailing to you the revised provisions. Revisions to the Agreement shall be effective with respect to existing Counterparties thirty (30) days after the date of such posting or email, or such other time (including an earlier date) that is designated in such communication. Your continued use of the Trading Services also shall be deemed your agreement with any such amendment or modification to the Agreement. If you do not agree with any amendment or modification to the Agreement, your sole and exclusive remedy is to terminate your use of the Trading Services.

29.	Arbitration

You agree that any claim, dispute or controversy (“Claim”) between you and BitGo Prime arising from or relating in any way to this Agreement, the Trading Services, including Claims regarding the applicability of this arbitration provision or the enforceability of any part of the Agreement, will be resolved by binding arbitration by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules. The Claim will be heard before a single arbitrator upon whom the parties agree, or if the parties do not agree, an arbitrator selected by agreement of arbitrators nominated by each of BitGo Prime and you. For a copy of AAA’s Commercial Arbitration Rules, or to file a Claim or for other information, contact AAA at any AAA office, which are in most major cities in the United States, or online at www.adr.org, by mail at 335 Madison Avenue, 10th floor, New York, New York 10019, or by at telephone 1-800-778-7879. BitGo Prime will not invoke the right to arbitrate any individual Claim you choose to bring in small claims court or your state’s equivalent court, if any, so long as the Claim is pending only in that court and does not exceed $5,000. If you so request in writing, BitGo Prime will advance you the filing, administrative and hearing fees of the arbitration and allow the arbitrator to rule on which of us will ultimately be required to pay those costs. The Arbitration shall be conducted in English.

You and BitGo Prime hereby expressly waive trial by jury and right to participate in a class action lawsuit or class-wide arbitration.

The Trading Services involve interstate commerce, so this arbitration agreement will be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16 (the “FAA”). Any arbitration hearing at which you appear will take place in New Jersey. The arbitrator will follow applicable substantive law to the extent consistent with the FAA, will honor applicable statutes of limitations, and will honor claims of privilege recognized at law. If requested by any party, the arbitrator will write an opinion containing the reasons for the award. The arbitrator’s decision will be final and binding except for any appeal rights under the FAA and except that if the amount awarded exceeds $100,000, any party may appeal the award within 30 days to a three arbitrator panel which will review the award de novo. The costs of such an appeal will be borne by the appealing party regardless of the outcome. Judgment upon any award by the arbitrator may be enforced in any court having jurisdiction.

Nothing in this Agreement will be construed to prevent any party’s use of (or advancement of any claims, defenses, or offsets in) bankruptcy or repossession, replevin, judicial foreclosure or any other prejudgment or provisional remedy relating to any collateral, security or property interests for contractual debts now or hereafter owed by any party to the other under this Agreement.

This arbitration provision applies to all Claims now in existence or that may arise in the future. This arbitration provision will survive the termination of Trading Services and termination of this Agreement as well as voluntary payment in full by you, any legal proceedings by us to collect a debt owed by you or any bankruptcy by you.

IN THE ABSENCE OF THIS ARBITRATION PROVISION, YOU AND BITGO PRIME MAY OTHERWISE HAVE HAD A RIGHT OR OPPORTUNITY TO LITIGATE CLAIMS THROUGH A COURT AND TO HAVE A JURY TRIAL, AND/OR TO PARTICIPATE OR BE REPRESENTED IN LITIGATION FILED IN COURT BY OTHERS. HOWEVER, EXCEPT AS OTHERWISE PROVIDED ABOVE, THIS ARBITRATION PROVISION REQUIRES THAT ALL CLAIMS BE RESOLVED THROUGH ARBITRATION. APPLICABLE ARBITRATION RULES MAY LIMIT PRE-HEARING DISCOVERY RIGHTS AND POST-HEARING APPEAL RIGHTS. NEITHER YOU NOR WE NOR BANK WILL BE ENTITLED TO JOIN OR CONSOLIDATE CLAIMS IN ARBITRATION BY OR AGAINST OTHER PARTICIPANTS WITH RESPECT TO OTHER PARTICIPANTS OR BUSINESSES, OR ARBITRATE ANY CLAIMS AS A REPRESENTATIVE OR MEMBER OF A CLASS OR IN A PRIVATE ATTORNEY GENERAL CAPACITY.

If for any reason the above arbitration provision is deemed invalid or unenforceable, then you agree that any Claim you may have against BitGo Prime must be resolved by a court located in California. You agree to submit to the personal jurisdiction of the courts located within California, for the purpose of litigating all such Claims.

30.	Severability

If any provision or condition of the Agreement shall be held invalid or unenforceable by any court or regulatory or self-regulatory agency or body, such invalidity or unenforceability shall attach only to such provision or condition. The validity of the remaining provisions and conditions shall not be affected thereby, and the Agreement shall be valid and enforceable as if any such invalid or unenforceable provision or condition were not contained herein.

31.	Waiver

Any waivers of rights by BitGo Prime under the Agreement must be expressed in writing and signed by BitGo Prime. A waiver will apply only to the particular circumstance giving rise to the waiver and will not be considered a continuing waiver in other similar circumstances unless the intention to grant a continuing waiver is expressed in writing. Our failure to insist on strict compliance with the Agreement or any other course of conduct on our part shall not be considered a waiver of our rights under the Agreement.

[signature page to follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

BITGO PRIME LLC

By:	/s/ Nick Carmi
Name:	Nick Carmi
Title:	CEO

COUNTERPARTY: Gryphon Digital Mining, Inc.

By:	/s/ Rob Chang
Name:	Rob Chang
Title:	CEO

E-Sign Consent

You agree and consent to receive electronically all communications, agreements, documents, notices and disclosures (collectively, “Communications”) that we provide in connection with BitGo Prime and your use of the Trading Services. Communications include (i) this Agreement, (ii) any policies published by BitGo Prime with respect to use of the Trading Services, including the Privacy Notice, including updates and amendments thereto; (iii) trading details, history, transaction receipts, confirmations, and any other r transaction information; (iv) legal, regulatory, and tax disclosures or statements we may be required to make available to you; and (v) responses to claims or customer support inquiries.

We will provide these Communications to you by posting them on the BitGo Prime Site, and BitGo Prime may also email these Communications to you at the primary email address you have provided, communicating to you via instant chat, and/or through other electronic communication such as text message or mobile push notification.

DISCLOSURES

Please note the following disclosures associated with virtual currency:

▪	Virtual currency is not legal tender, is not backed by the government, and accounts and value balances are not subject to Federal Deposit Insurance Corporation or Securities Investor Protection Corporation protections.

▪	Legislative and regulatory changes or actions at the state, federal, or international level may adversely affect the use, transfer, exchange, and value of virtual currency.

▪	Transactions in virtual currency may be irreversible, and, accordingly, losses due to fraudulent or accidental transactions may not be recoverable.

▪	Some virtual currency transactions shall be deemed to be made when recorded on a public ledger, which is not necessarily the date or time that the customer initiates the transaction.

▪	The value of virtual currency may be derived from the continued willingness of market participants to exchange fiat currency for virtual currency, which may result in the potential for permanent and total loss of value of a particular virtual currency should the market for that virtual currency disappear.

▪	There is no assurance that a person who accepts a virtual currency as payment today will continue to do so in the future.

▪	The volatility and unpredictability of the price of virtual currency relative to fiat currency may result in significant loss over a short period of time.

▪	The nature of virtual currency may lead to an increased risk of fraud or cyber-attack.

▪	The nature of virtual currency means that any technological difficulties experienced by BitGo Prime may prevent the access or use of a customer’s virtual currency.

▪	Any bond or trust account maintained by BitGo Prime for the benefit of its customers may not be sufficient to cover all losses incurred by customers.

Principal Trading Disclosure

BitGo Prime, LLC (“BitGo Prime” or “Firm”) transacts and makes markets in Digital Assets and other instruments, including loans of Digital Assets (together, “Products”). The Firm conducts these activities strictly as principal. The Firm conducts its principal transactions with you as an arm’s length counterparty and does not act as an agent, fiduciary or financial advisor or in any similar capacity on your behalf in relation to these transactions. Any statements made by or through the Firm’s personnel, its electronic systems or otherwise in the processing or execution of transactions should not be construed or relied upon as recommendations or advice of any nature. We expect you to evaluate the appropriateness of any transaction based on the facts and circumstances relevant to you and your assessment of the transaction’s merits.

Market Making & Conflicts of Interest

BitGo Prime may maintain positions in various Products, whether as the result of trades with, or orders or trade requests received from, you or other counterparties, as part of our hedging strategy, in contemplation of reasonably expected near-term demand or otherwise. The Firm may choose not to hedge or to hedge only a portion of positions that we execute with you, and may unwind or adjust any hedge from time to time in the Firm’s sole discretion, with any profit or loss resulting from such hedging activity, including from the spread, if any, between the price shown to you and the cost to us of the corresponding hedge transaction, accruing solely to BitGo Prime. In all of its communications and transactions with you, including in the handling of requests for firm or indicative quotes, trade requests, placement and execution of orders and all other expressions of interest that may lead to the execution of transactions, there exists the potential that BitGo Prime’ interests may conflict with, diverge from or adversely impact your interests. BitGo Prime’ market making and risk management activities may impact the prices communicated to you for a transaction and the availability of liquidity at levels necessary to execute your orders or trade requests. These activities may also trigger or prevent triggering of stop loss orders, take profit orders, barriers, knock-outs, knockins and similar terms or conditions. BitGo Prime may also use information provided to us as principal to effectuate our market making and risk management activities (including for the benefit of our trading positions), to facilitate your and other counterparty transactions and to test or source liquidity.

Pricing Factors

BitGo Prime’ principles provide that prices offered should be fair and reasonable. Any price or spread that you receive will be an “all-in” price or spread that incorporates sales and trading mark-ups or other charges over the price or spread at which the Firm traded or may have been able to trade with its other counterparties. Such prices or spreads may differ from the prices or spreads that the Firm offers to other counterparties. Any firm or indicative price or spread or other terms of a transaction (including whether a spread is greater on the bid or offer side) may vary in the Firm’s discretion, depending on a broad range of factors. These include transaction or counterparty specific factors, including the overall size of the transaction, your previous trading behavior (e.g., transaction size and frequency and trading gains or losses, including whether BitGo Prime anticipates that you will, based on your trading history, be more likely to buy or sell), the Firm’s expenses associated with effecting the transaction (including, among other things, transaction processing costs and venue fees associated with execution), the credit and settlement risks associated with the transaction, operational risks (including the operational stability of the market venue where the transaction will be executed), a profit for BitGo Prime (after taking into consideration the impact on financial resources such as balance sheet, risk weighted assets, liquidity, funding and other items that may impact the Firm’s capital positions) and the nature of our relationship with you including the level of service that we provide to you. In addition, the Firm considers other factors, including prevailing market conditions, the Firm’s risk profile, inventory and risk appetite. BitGo Prime’ provision of principal liquidity is therefore not independent from the interests of BitGo Prime, which may conflict with, diverge from or adversely impact your interests. BitGo Prime may also differentiate pricing by platform or trading venue, which may result in you receiving different prices on different platforms or venues. Factors that may contribute to this differentiation by platform or venue include but are not limited to the conventions of the platform or venue, which may include minimum price increment, parameters for accepting or rejecting orders or trade requests, available order or trade types, underlying technology or latency, fees and other economic considerations, such as historic experience with the platform or venue. BitGo Prime may have a stake in or other relationship with trading venues and clearing systems on which BitGo Prime handles your orders or trade requests and, as a result, may receive financial or other benefits that are not shared with you, including through BitGo Prime’ participation in incentive schemes of such trading venues and clearing systems.

Order Handling

When BitGo Prime accepts an order from you or conveys that it is “working” an order for you, BitGo Prime will attempt, but is not committed, to execute the trade at or near the requested price and/or quantity. BitGo Prime attempts to execute orders when it expects to make an appropriate return on the transaction, taking into account market conditions at the time, its own positions (including inventory strategy and overall risk management strategies), its costs, risks and other business factors and objectives. Neither BitGo Prime’ receipt of an order nor any indication given that BitGo Prime is working an order creates a contract obligating BitGo Prime to execute the order. Where you submit an order which is subject to conditions, the fact that any such conditions are satisfied does not mean that BitGo Prime will complete your transaction at the requested order price or quantity level (after taking into account any spread or similar adjustment reflecting the Firm’s return on the transaction) or that there exists a tradable market at that level. BitGo Prime may receive multiple requests for prices or multiple orders for the same or related Products and may also transact in the same or related Products for the purposes of its market making and risk management activities. BitGo Prime retains discretion as to how to satisfy such competing interests, including with respect to order execution, fill quantity, aggregation, priority and pricing. BitGo Prime is not obligated to disclose to you at any time that we are handling other counterparties’ orders or that we have our own orders trading ahead of, at the same time as, or on an aggregated basis with, your order. BitGo Prime may execute transactions as part of its market making and risk management activities or for the benefit of another counterparty at a price that could satisfy your order, leaving your order unfilled or only partially filled. BitGo Prime may hedge its exposure resulting from orders against internal or external sources of liquidity. Although BitGo Prime is under no obligation to do so, it may, in its sole discretion, aggregate or “bunch” your orders with orders for other counterparties or orders entered into by BitGo Prime in connection with its market making and risk management activities and allocate the investments or proceeds acquired among the participating accounts in a manner that it considers appropriate. If the entire combined order is not executed at the same price, BitGo Prime may blend the prices paid or received and fill the participating accounts at the blended net prices that it elects to assign to each such account, which may result in you receiving a worse price than if your order had been executed on an individual basis.

Pre-trade Positioning and Pre-hedging

When you indicate your interest in a potential transaction or provide us with a request to enter into a transaction, BitGo Prime may use that information to engage in pre-hedging and hedging activities, which may include entering into transactions prior to executing your potential transaction or request with a view to facilitating your potential transaction or request. Any transactions entered into by us with a view to facilitating your potential transaction or request will be entered into by BitGo Prime as principal, not as agent for you, could be at different prices from the price at which BitGo Prime executes your transaction, may affect the market price of or liquidity for the Products you are buying and/or selling and may result in profit, or loss, to BitGo Prime.

This disclosure may be updated from time to time and is also made available through http://www.bitgo.com together with other important disclosures which you should review to the extent applicable to your relationship with BitGo Prime.